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                                                               Exhibit (a)(1)(H)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated June 18,
 2002 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               TECHNISOURCE, INC.
                                       AT
                           $4.00 NET PER SHARE IN CASH
                                       BY
                                IM MERGER CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                              IM ACQUISITION, INC.

         IM Merger Corp., a Florida corporation ("Purchaser") and a wholly-owned subsidiary of IM Acquisition, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Technisource, Inc., a Florida corporation (the "Company"), at a price of $4.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 18, 2002 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as each may be amended or supplemented from time to time, together constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 16, 2002, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, (a) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares that, together with that number of Shares owned directly or indirectly by Parent, would represent at least two-thirds of the Fully Diluted Shares (as defined in the Offer to Purchase) on the date of purchase (the "Minimum Condition") and (b) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer or to the Merger having expired or been terminated. The Offer is also subject to other conditions described in the Offer to Purchase. The Purchaser expressly reserves the right to waive the Minimum Condition and to purchase any Shares validly tendered (and not properly withdrawn) pursuant to the Offer.

         The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 10, 2002 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (or, at Parent's option, the Company will be merged with and into the Purchaser), with the surviving entity becoming a wholly-owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company) will be converted into the right to receive $4.00 in cash, without interest thereon.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE



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SHAREHOLDERS OF THE COMPANY; AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF
THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to American Stock Transfer & Trust Company, as depositary (the "Depositary"), of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which shall act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN ACCEPTING FOR PAYMENT OR MAKING SUCH PAYMENT. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

         The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, July 16, 2002, unless and until the Purchaser, in its sole discretion, but subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement and applicable rules and regulations of the Securities and Exchange Commission, Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in the Offer to Purchase shall have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not Purchaser exercises its right to extend the Offer. There can be no assurance that Purchaser will exercise its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. The Purchaser has no intention to make available a "subsequent offering period" (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), but has the right but not the obligation to do so under Rule 14d-11 and the Merger Agreement.

         Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for the purpose of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time on or prior to the Expiration Date. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to


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give notification of any defects or irregularities in any notice of withdrawal or incur any liability for a failure to give such notification.

         The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

         Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                       E-mail: proxy@mackenziepartners.com

                                       or

                          CALL TOLL-FREE (800) 322-2885


June 18, 2002




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